Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FOURTH QUARTER AND FULL YEAR 2019 RESULTS

New York, NY – March 3, 2020 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the fourth quarter and full year 2019.

Highlights

•	Net income for the fourth quarter was $15.9 million, or $0.54 per share, compared to a net income of $7.0 million, or $0.24 per share, in the fourth quarter of 2018. Net income for the quarter reflects the impact of a $3.0 million cash gain on sale of the LNG joint venture with Qatar Gas Transport Company Ltd. (Nakilat), offset by the release of the Company’s share of the unrealized losses associated with the interest rate swaps held by the LNG JV of $21.6 million into earnings from accumulated other comprehensive loss, a $0.3 million loss on sale of vessels, a $3.2 million write-off of deferred financing costs, and a $1.0 million loss from the extinguishment of debt. Net income excluding these items was $39.0 million, or $1.32 per share.
•	Time charter equivalent (TCE) revenues(A) for the fourth quarter were $117.6 million, compared to $93.0 million in the fourth quarter of 2018.
•	Adjusted EBITDA(B) for the fourth quarter was $72.2 million, compared to $46.2 million in the same period of 2018.
•	Cash(C) was $150.2 million as of December 30, 2019; total liquidity was $200.2 million, including $50.0 million undrawn revolver, compared to cash of $117.6 million and total liquidity of $167.6 million as of December 31, 2018.
•	Sold its 49.9% ownership interest in the LNG joint venture for $123 million in cash in October.
•	Made a prepayment of $100 million in October on the 2017 Term Loan Facility.
•	Agreed to purchase a 2009-built LR1, the Seaways Guayaquil, which delivered in February.
•	Sold a 2002-built Aframax, the Seaways Portland, and agreed to sell a 2001-built Aframax, Seaways Fran.
•	Subsequent to the end of the quarter, closed on new senior secured credit facilities aggregating $390 million, with proceeds used to refinance $383 million existing high-cost secured and unsecured debt of the Company and its subsidiaries.
•	Instituted a program of returning cash to shareholders, including a fixed, quarterly dividend of $0.06 per share to complement our existing $30 million share repurchase program.

“During 2019, we unlocked significant value for shareholders by monetizing our non-core investment in the LNG joint venture and allocating capital to further reduce our leverage and significantly lower our cost of capital,” said Lois K. Zabrocky, International Seaways’ President and CEO. “This success, together with our recently completed refinancing, transformed our capital structure and enabled us to maintain one of the lowest leverage profiles in the public company shipping sector, with our net loan to asset value of our conventional tanker fleet at 41%. The new credit facilities will reduce annual interest expense by approximately $15 million, by lowering our average interest rates on the refinanced portion of our debt by 350 basis points (or 3.5%), and our overall average interest rates by 200 basis points (or 2.0%). Our significant operating leverage and earnings power were also evident in 2019, as we capitalized on the strong market in the fourth quarter, returning to profitability and ending the year with over $200 million in total liquidity. While rates in the first quarter have come off of recent highs, primarily due to concerns around the impact of the coronavirus (COVID-19), we expect overall tanker fundamentals to remain positive and supportive of a strengthening market once the virus is contained.”

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Ms. Zabrocky continued, “We have successfully completed our refinancing, delevered by paying down $110 million of our debt, and renewed our fleet without issuing equity during the lower portion of the cycle over the last three years. As a result of these steps, and taking into consideration our strong liquidity position and compelling long-term prospects, we are pleased to establish a program to begin to return capital to shareholders as part of our broader capital allocation strategy. This will initially consist of a fixed, quarterly dividend of $0.06 per share which provides us flexibility to allocate capital to best serve shareholders during a time when we have the ability to act on our $30 million share repurchase program.”

Jeff Pribor, the Company’s CFO, added, “Proceeds from our new senior secured credit facilities, which closed in January 2020, allowed us to refinance high-cost debt, improving our capital structure for the future. In addition to eliminating restrictions that limited our ability to return capital to shareholders, the refinancing is expected to reduce our annual interest expense by approximately $15 million and enable us to maintain low cash break evens. We are proud to have collaborated with our leading banking group and Sustainalytics, a leading firm in ESG and corporate governance research, to become the first NYSE-listed ship owner and operator to include a sustainability-linked pricing mechanism in our new credit facilities. This groundbreaking sustainability feature is consistent with INSW’s commitment to environmental initiatives and improving our ESG footprint.”

Fourth Quarter 2019 Results

Net income for the fourth quarter of 2019 was $15.9 million, or $0.54 per diluted share, compared to a net income of $7.0 million, or $0.24 per diluted share, in the fourth quarter of 2018. The increase in the fourth quarter of 2019 primarily reflects higher TCE revenues. These positive factors were partially offset by a decrease in equity in income of affiliated companies principally attributable to the Company’s sale of its 49.9% ownership interest in the LNG joint venture with Qatar Gas Transport Company Ltd. (Nakilat) (“Nakilat”) to Nakilat on October 7, 2019. The Company received proceeds of $123 million on this sale, excluding fees and expenses. The Company recorded a cash gain on the sale of $3.0 million and reclassified the Company’s share of the unrealized losses associated with the interest rate swaps held by the LNG joint venture of $21.6 million into earnings from accumulated other comprehensive loss, which was a noncash charge.

Consolidated TCE revenues for the fourth quarter of 2019 were $117.6 million, compared to $93.0 million in the fourth quarter of 2018. Shipping revenues for the fourth quarter of 2019 were $124.0 million, compared to $100.6 million in the fourth quarter of 2018. Strong TCE rates in the fourth quarter of 2019 were driven by increasing crude oil demand on the back of improving trade conditions and the end of a prolonged period of refinery maintenance ahead of IMO 2020, as well as external geopolitical factors including U.S. sanctions imposed on certain entities owned by China Ocean Shipping Company (“COSCO”) due to alleged trading with Iran and the drone attack on a Saudi Arabian crude oil processing plant at Abqaiq.

Adjusted EBITDA was $72.2 million for the quarter, compared to $46.2 million in the fourth quarter of 2018.

Crude Tankers

TCE revenues for the Crude Tankers segment were $92.5 million for the quarter compared to $71.6 million in the fourth quarter of 2018. This increase primarily resulted from the impact of higher average rates in the VLCC, Suezmax, Aframax and Panamax sectors, with average spot rates climbing to approximately $54,100, $50,900, $31,300 and $29,100 per day, respectively, aggregating approximately $32.8 million. Partially offsetting the TCE revenue increase was the impact of a 325-day decrease in VLCC and Aframax revenue days aggregating $8.5 million, and a $3.9 million decrease in revenue from our Crude Tankers Lightering business during the current period Shipping revenues for the Crude Tankers segment were $98.6 million for the fourth quarter of 2019 compared to $79.0 million in the fourth quarter of 2018.

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Product Carriers

TCE revenues for the Product Tankers segment were $25.1 million for the quarter, compared to $21.5 million in the fourth quarter of 2018. This increase primarily resulted from the impact of higher average daily blended rates earned by the LR1, LR2 and MR fleets, with average spot rates rising to approximately $28,700, $23,200 and $14,000 per day, respectively, increasing TCE revenues by approximately $5.0 million in the aggregate compared to the fourth quarter of 2018. This was partially offset by a $1.4 million decline in TCE revenue arising from the net impact of a 442-day decrease in MR revenue days resulting from vessel sales and a 180-day increase in LR1 revenue days primarily driven by the commencements of a six-month time charter-in of a 2010-built LR1 in May 2019 and a two-year time charter-in of a 2006-built LR1 in August 2019. Shipping revenues for the Product Carriers segment were $25.3 million for the fourth quarter of 2019, compared to $21.6 million in the fourth quarter of 2018.

Full Year 2019 Results

Net loss for the full year ended December 31, 2019 was $0.8 million, or $0.03 per diluted share, compared with net loss of $88.9 million, or $3.05 per diluted share, for the full year 2018. During 2019, income from vessel operations increased by $109.7 million to $55.2 million from a loss of $54.5 million in 2018. This improvement resulted primarily from increased TCE revenues, decreased vessel expenses due to the sale of a number of older vessels during 2018 and 2019 and lower losses on the disposal of vessels and other property, offset partially by increased charter hire expense. In addition, there was a year-over-year decrease in equity in income of affiliated companies of $18.2 million and an increase in interest expense of $6.0 million.

Consolidated TCE revenues for the full year ended December 31, 2019 were $339.9 million, compared to $243.1 million for full year 2018. Shipping revenues for the full year ended December 31, 2019 were $366.2 million compared to $270.4 million for the prior full year.

The reduction in equity in income of affiliated companies was principally attributable to the Company’s sale of its interest in the LNG joint venture, as discussed above.

The increase in interest expense was primarily attributable to interest expense incurred on the debt facilities that the Company entered into during the second quarter of 2018 in connection with the completion of its acquisition of six VLCCs. Partially offsetting this was a decrease related to the 2017 Term Loan Facility due to a $10 million prepayment made in July 2019 and a $100 million prepayment made in October 2019, both using restricted cash set aside from the proceeds of vessel sales and a portion of the proceeds from the sale of the Company’s equity interest in the LNG Joint Venture and lower average LIBOR rates during the 2019 periods compared with the comparable periods in 2018.

Adjusted EBITDA was $164.7 million for the full year 2019, compared to $68.3 million for the full year 2018.

Crude Tankers

TCE revenues for the Crude Tankers segment were $259.5 million for the full year 2019, compared to $175.5 million for the full year 2018. This increase resulted primarily from the impact of significantly higher average blended rates in the VLCC, Suezmax, Aframax and Panamax sectors, with average spot rates increasing to approximately $31,700, $29,800, $20,000 and $16,300, respectively, aggregating approximately $77.1 million. Further contributing to the increase was the impact of a 259-day increase in VLCC revenue days, aggregating $4.7 million, and a $13.7 million increase in revenue in the Lightering business during the current year, which reflects in part the re-deployment of the Company’s 2002-built Aframax into the Lightering business. The net increase in VLCC days was the result of the acquisitions of one 2015-built and five 2016-built VLCCs which were delivered to the Company in June 2018, partially offset by the disposals of one 2000-built and one 2001-built VLCC in 2018, and 294 more drydock, repair and other off-hire days in 2019. Partially offsetting the revenue increases was a 961-day decrease in revenue days for the Aframax and Panamax sectors, which accounted for a revenue decrease of approximately $11.5 million, and was driven primarily by the sale of two 2001-built Aframaxes and a 2002-built Panamax between May and October 2018, along with the re-deployment of the Company’s 2002-built Aframax into the Lightering business noted above. The increase in revenue in the Lightering business in 2019 compared to 2018 was substantially offset by an increase in spot and short-term time chartered-in vessels in the Lightering business to support an anticipated increase in full service lightering activity.

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Shipping revenues for the Crude Tankers segment were $285.4 million for the full year 2019, compared to $202.4 million for the full year 2018.

Product Carriers

TCE revenues for the Product Carriers segment were $80.4 million for the full year 2019, compared to $67.6 million for the full year 2018. This increase was primarily attributable to higher average daily blended rates earned by the MR, LR1 and LR2 fleets in 2019, with average spot rates increasing to approximately $12,600, $21,500 and $20,200, respectively, aggregating approximately $22.6 million. This was partially offset by a 1,242-day decrease in segment revenue days, which reflected the impact of (i) a 1,585-day decrease in MR revenue days in the current period, resulting primarily from the sales of seven MRs between the first quarter of 2018 and the third quarter of 2019, and the redeliveries of one time chartered-in MR during the third quarter of 2019 and two bareboat chartered-in MRs during the second quarter of 2018, partially offset by (ii) a 367-day increase in LR1 revenue days in the current year primarily due to the commencement of a six-month time charter-in of a 2010-built LR1 in May 2019 and a two-year time charter-in of a 2006-built LR1 in August 2019.

Shipping revenues for the Product Carriers segment were $80.8 million for the full year 2019, compared to $68.0 million for the full year 2018.

Vessel Acquisitions and Sales

During the quarter, the Company acquired a 2009-built LR1, the Seaways Guayaquil, which was delivered in February 2020.

Additionally, the Company sold a 2002-built Aframax, which delivered to its buyer in January, and a 2001-built Aframax for delivery to buyer sometime before April 2020.

Refinancing and Closing of New Senior Secured Credit Facilities

In January, the Company closed on senior secured credit facilities (the “Facilities”), in an aggregate principal amount of $390 million. The Facilities consists of a 5-year $300 million senior secured term loan facility (the “Core Term Loan Facility”), a 5-year $40 million revolving credit facility (the “Core Revolving Facility”), of which $20 million has been drawn, and a 2.5-year $50 million senior secured term loan credit facility (the “Transition Facility”).

The proceeds from the Facilities were used to refinance $383 million existing high-cost secured and unsecured debt of the Company and its subsidiaries. This included repaying the Company’s 2017 Term Loan Facility and its senior secured credit agreement with ABN AMRO and repurchasing the Company’s outstanding 10.75% subordinated notes.

Borrowings under the Core Term Loan Facility and the Core Revolving Facility initially bear interest at LIBOR plus 2.60%, while borrowings under the Transition Facility bear interest at LIBOR plus 3.50%. The margin on the Core Facilities may adjust by 0.20%, based on whether the Company meets certain leverage ratios. The Company currently anticipates the margin on these facilities will decrease to 2.40% by the third quarter of 2020.

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The 2020 Debt Facilities will reduce annual interest expense by approximately $15 million by lowering the Company’s average interest rates on the refinanced portion of the debt by 3.5% and the overall average interest rates by 2%.

In addition, the Core Facilities include a sustainability-linked pricing mechanism, which is the first of its kind for a NYSE-listed ship owner and operator, which has been certified by an independent, leading firm in ESG and corporate governance research as meeting sustainability-linked loan principles. The adjustment in pricing is linked to the carbon efficiency of the INSW fleet as it relates to reductions in CO2 emissions year-over-year, such that it aligns with the International Maritime Organization’s 50% industry reduction target in GHG emissions by 2050. This key performance indicator is calculated in a manner consistent with the de-carbonization trajectory outlined in the Poseidon Principles, the global framework by which financial institutions can assess the climate alignment of their ship finance portfolios.

Declaration of Dividend

The Company has declared a quarterly cash dividend of $0.06 per share of common stock. The dividend will be payable March 30, 2020 to shareholders of record at the close of business on March 17, 2020.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2019 results at 9:00 a.m. Eastern Time (“ET”) on March 3, 2020.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at www.intlseas.com.

An audio replay of the conference call will be available starting at 12:00 p.m. ET on March 3, 2020 through 11:59 p.m. ET on March 10, 2020 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10139583.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 42 vessels, including 13 VLCCs, two Suezmaxes, five Aframaxes/LR2s, 13 Panamaxes/LR1s and 7 MR tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

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Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2019 for the Company, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

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Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$95,427	$71,370	$254,055	$177,206
Time and bareboat charter revenues	7,926	5,508	27,625	25,961
Voyage charter revenues	20,669	23,670	84,504	67,194
Total Shipping Revenues	124,022	100,548	366,184	270,361

Operating Expenses:
Voyage expenses	6,427	7,514	26,265	27,261
Vessel expenses	31,571	32,384	123,205	135,003
Charter hire expenses	12,913	14,825	57,512	44,910
Depreciation and amortization	18,945	18,683	75,653	72,428
General and administrative	7,279	6,777	26,798	24,304
Provision for credit losses, net	(14)	-	1,245	-
Third-party debt modification fees	-	13	30	1,306
Loss on disposal of vessels and other property, net of impairments	280	2,487	308	19,680
Total operating expenses	77,401	82,683	311,016	324,892
Income/(loss) from vessel operations	46,621	17,865	55,168	(54,531)
Equity in (loss)/income of affiliated companies	(13,346)	6,932	11,213	29,432
Operating income/(loss)	33,275	24,797	66,381	(25,099)
Other (expense)/income	(3,102)	249	(943)	(3,715)
Income/(loss) before interest expense and income taxes	30,173	25,046	65,438	(28,814)
Interest expense	(14,281)	(18,204)	(66,267)	(60,231)
Income/(Loss) before income taxes	15,892	6,842	(829)	(89,045)
Income tax (provision)/benefit	(1)	116	(1)	105
Net Income/(loss)	$15,891	$6,958	$(830)	$(88,940)

Weighted Average Number of Common Shares Outstanding:
Basic	29,250,103	29,155,028	29,225,483	29,136,634
Diluted	29,493,575	29,222,543	29,225,483	29,136,634

Per Share Amounts:
Basic and diluted net income/(loss) per share	$0.54	$0.24	$(0.03)	$(3.05)

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Consolidated Balance Sheets

($ in thousands)

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$89,671	$58,313
Voyage receivables	83,845	94,623
Other receivables	3,938	5,246
Inventories	3,896	3,066
Prepaid expenses and other current assets	5,994	5,912
Current portion of derivative asset	-	460
Total Current Assets	187,344	167,620

Restricted Cash	60,572	59,331
Vessels and other property, less accumulated depreciation	1,292,516	1,330,795
Deferred drydock expenditures, net	23,125	16,773
Total Vessels, Deferred Drydock and Other Property	1,315,641	1,347,568
Operating lease right-of-use assets	33,718	-
Investments in and advances to affiliated companies	153,292	268,322
Long-term derivative asset	-	704
Other assets	2,934	5,056
Total Assets	$1,753,501	$1,848,601

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$27,554	$23,008
Current portion of operating lease liabilities	12,958	-
Current installments of long-term debt	70,350	51,555
Current portion of derivative liability	3,614	707
Total Current Liabilities	114,476	75,270
Long-term operating lease liabilities	17,953	-
Long-term debt	590,745	759,112
Long-term derivative liability	6,545	1,922
Other liabilities	1,489	2,442
Total Liabilities	731,208	838,746

Equity:
Total Equity	1,022,293	1,009,855
Total Liabilities and Equity	$1,753,501	$1,848,601

On January 1, 2019, the Company adopted the provisions of ASU 2016-02, Leases (ASC 842), using the modified retrospective transition approach. Accordingly, the consolidated balance sheet as of December 31, 2019 reflects right of use assets of $33,718 and corresponding lease liabilities aggregating $30,911. The adoption of this new standard did not have an impact on our lease expenses for the fiscal year ended December 31, 2019.

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Consolidated Statements of Cash Flows
($ in thousands)

	Fiscal Year Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(830)	$(88,940)
Items included in net loss not affecting cash flows:
Depreciation and amortization	75,653	72,428
Loss on write-down of vessels and other assets	-	19,037
Amortization of debt discount and other deferred financing costs	6,920	6,212
Deferred financing costs write-off	3,558	2,400
Stock compensation, non-cash	4,278	3,162
Earnings of affiliated companies	(30,266)	(29,201)
Release other comprehensive loss upon sale of investment in affiliated companies	21,615	-
Change in fair value of interest rate collar recorded through earnings	(923)	-
Other – net	1,461	448
Items included in net loss related to investing and financing activities:
Loss on disposal of vessels and other assets, net	308	643
Gain on sale of investments in affiliated companies	(3,033)	-
Loss on extinguishment of debt	1,100	1,295
Cash distributions from affiliated companies	13,855	43,622
Payments for drydocking	(19,546)	(4,520)
Insurance claims proceeds related to vessel operations	2,179	5,436
Changes in operating assets and liabilities	11,157	(44,502)
Net cash provided by/(used in) operating activities	87,486	(12,480)
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(36,607)	(148,946)
Proceeds from disposal of vessels and other property	15,767	169,292
Expenditures for other property	(574)	(1,096)
Proceeds from sale of investment in affiliated companies	122,755	-
Investments in and advances to affiliated companies, net	2,338	3,679
Repayments of advances from joint venture investees	4,195	100,780
Net cash provided by investing activities	107,874	123,709
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	(100)	70,120
Payments on debt	(49,911)	(71,610)
Extinguishment of debt	(110,000)	(62,069)
Premium on extinguishment of debt	(2,092)	-
Cash paid to tax authority upon vesting of stock-based compensation	(369)	(410)
Other – net	(289)	(222)
Net cash used in financing activities	(162,761)	(64,191)
Net increase in cash, cash equivalents and restricted cash	32,599	47,038
Cash, cash equivalents and restricted cash at beginning of year	117,644	70,606
Cash, cash equivalents and restricted cash at end of year	$150,243	$117,644

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Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months and fiscal year ended December 31, 2019 and the comparable periods of 2018. Revenue days in the quarter ended December 31, 2019 totaled 3,343 compared with 3,883 in the prior year quarter. Revenue days in the fiscal year ended December 31, 2019 totaled 13,850 compared with 15,748 in the prior year. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $491 and $651 per day for the three months and fiscal year ended December 31, 2019 and $602 and $596 per day for the three months and fiscal year ended December 31, 2018.

	Three Months Ended December 31, 2019			Three Months Ended December 31, 2018
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$54,102	$-		$31,728	$-
Number of Revenue Days	986	-	986	1,187	-	1,187
Suezmax
Average TCE Rate	$50,871	$-		$30,606	$-
Number of Revenue Days	183	-	183	184	-	184
Aframax
Average TCE Rate	$31,302	$-		$18,968	$-
Number of Revenue Days	303	-	303	425	-	425
Panamax
Average TCE Rate	$29,144	$14,350		$14,866	$11,184
Number of Revenue Days	92	549	641	139	457	596
Total Crude Tankers Revenue Days	1,564	549	2,113	1,935	457	2,392
Product Carriers
LR2
Average TCE Rate	$23,222	$-		$15,575	$-
Number of Revenue Days	92	-	92	92	-	92
LR1
Average TCE Rate	$28,652	$-		$22,165	$-
Number of Revenue Days	534	-	534	354	-	354
MR
Average TCE Rate	$14,028	$-		$12,905	$5,294
Number of Revenue Days	604	-	604	978	67	1,045
Total Product Carriers Revenue Days	1,230	-	1,230	1,424	67	1,491
Total Revenue Days	2,794	549	3,343	3,359	524	3,883

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	Fiscal Year Ended December 31, 2019			Fiscal Year Ended December 31, 2018
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$31,726	$-		$18,881	$13,221
Number of Revenue Days	4,254	-	4,254	3,854	97	3,951
Suezmax
Average TCE Rate	$29,762	$-		$18,973	$-
Number of Revenue Days	729	-	729	730	-	730
Aframax
Average TCE Rate	$20,011	$-		$12,808	$-
Number of Revenue Days	1,386	-	1,386	2,020	-	2,020
Panamax
Average TCE Rate	$16,263	$13,471		$12,988	$11,419
Number of Revenue Days	330	2,031	2,361	685	1,984	2,669
Total Crude Tankers Revenue Days	6,699	2,031	8,730	7,289	2,081	9,370
Product Carriers
LR2
Average TCE Rate	$20,242	$-		$12,729	$-
Number of Revenue Days	341	-	341	365	-	365
LR1
Average TCE Rate	$21,490	$-		$14,875	$-
Number of Revenue Days	1,766	-	1,766	1,416	-	1,416
MR
Average TCE Rate	$12,590	$-		$10,125	$5,294
Number of Revenue Days	3,013	-	3,013	4,257	340	4,597
Total Product Carriers Revenue Days	5,120	-	5,120	6,038	340	6,378
Total Revenue Days	11,819	2,031	13,850	13,327	2,421	15,748

The average rate achieved by the Company’s modern VLCCs during the quarter ended December 31, 2019 is $57,174 per day compared with $33,276 per day in the quarter ended December 31, 2018. Revenue days in the above tables exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

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Fleet Information

As of December 31, 2019, INSW’s owned and operated 42 vessels, 34 of which were owned, 6 of which were chartered in, and 2 FSOs were held through joint venture partnerships.

	Vessels Owned		Vessels Chartered-in		Total at December 31, 2019
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC	13	13.0	-	-	13	13.0	3,950,103
Suezmax	2	2.0	-	-	2	2.0	316,864
Aframax	3	3.0	2	2.0	5	5.0	562,943
Panamax	7	7.0	-	-	7	7.0	487,365
Crude Tankers	27	26.0	2	2.0	29	28.0	6,181,321

LR2	1	1.00	-	-	1	1.0	112,691
LR1	4	4.00	1	1.0	5	5.0	368,078
MR	4	4.00	3	3.0	7	7.0	354,879
Product Carriers	9	9.00	4	4.0	13	13.0	835,648

Total Operating Fleet	36	35.0	6	6.0	42	41.0	7,016,969

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

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(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2019	2018	2019	2018
Time charter equivalent revenues	$117,595	$93,034	$339,919	$243,100
Add: Voyage expenses	6,427	7,514	26,265	27,261
Shipping revenues	$124,022	$100,548	$366,184	$270,361

(B) EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2019	2018	2019	2018
Net income/(loss)	$15,891	$6,958	$(830)	$(88,940)
Income tax provision/(benefit)	1	(116)	1	(105)
Interest expense	14,281	18,204	66,267	60,231
Depreciation and amortization	18,945	18,683	75,653	72,428
EBITDA	49,118	43,729	141,091	43,614
Third-party debt modification fees	-	13	30	1,306
Loss on disposal of vessels and other property,
including impairments	280	2,487	308	19,680
Gain on sale of investment in affiliated companies	(3,033)	-	(3,033)	-
Release of other comprehensive loss upon sale of
investment in affiliated companies	21,615	-	21,615	-
Write-off of deferred financing costs	3,215	-	3,558	2,400
Loss on extinguishment of debt	1,000	-	1,100	1,295
Adjusted EBITDA	$72,195	$46,229	$164,669	$68,295

(C) Total Cash

	December 31,	December 31,
($ in thousands)	2019	2018
Cash and cash equivalents	$89,671	$58,313
Restricted cash	60,572	59,331
Total Cash	$150,243	$117,644

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